Exhibit 99.1

News Release

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Media Contact: NewPage Corporation

Shawn Hall 8540 Gander Creek Drive

NewPage Miamisburg, OH 45342

937-242-9373

FOR IMMEDIATE RELEASE

NEWPAGE NAMES DAVID J. PRYSTASH AS SENIOR VICE PRESIDENT AND CFO

MIAMISBURG, Ohio. - September 9, 2008 - NewPage Corporation today announced David J. Prystash will join the company's senior leadership team effective September 22, 2008 as senior vice president and chief financial officer. In this position, Mr. Prystash will be responsible for overseeing the financial activities for the entire company including financial planning and investor relations as well as participating in strategic planning and implementation.

Reporting to Mark Suwyn, chairman and chief executive officer, Mr. Prystash joins NewPage from Ford Motor Company where he most recently served as the chief financial officer for Ford's global product development and purchasing. "We are pleased to have attracted a finance professional of David's caliber to join NewPage," said Suwyn. "His proven fiscal management expertise and experience across a broad range of finance operations will benefit NewPage as we structure our organization and processes for the next phase of growth."

Mr. Prystash has been global controller, Product Development at Ford Motor Company since June 2005. He was executive director, Preowned and Remarketing Strategy at Ford from July 2003 to June 2005. Prior to that, he served as controller, North American Product Programs at Ford since August 2001. From January 2000 to August 2001, he served as director, Corporate Business Development at Ford.

Jason W. Bixby, who joined NewPage from the Cerberus Operations team, will return to Cerberus to provide operational and financial support for their other portfolio companies. "Jason's proven track record in operations, finance and acquisitions has enabled him to do an exceptional job to improve our finance function," added Suwyn. "He did a great job putting in place the disciplined processes and analytic capabilities that were critical in our acquisition and current integration activities with the acquisition of Stora Enso's North American facilities last December. His leadership has been appreciated and we wish him well."

Mr. Prystash has been a member of the board of directors of NewPage Corporation, NewPage Holding Corporation and NewPage Group Inc. since April 2006. With this change, he has resigned from the board and the audit committee of all three companies, effective September 5, 2008. Charles E. Long, a member of the NewPage Board of Directors, was elected September 5, 2008, to serve as a member of the audit committee of all three companies in addition to his current duties on the compensation committee.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $4.7 billion in pro forma net sales for the year ended December 31, 2007. The company's product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills currently have a total annual production capacity of approximately 4.5 million tons of paper, including approximately 3.3 million tons of coated paper, approximately 900,000 tons of uncoated paper and approximately 300,000 tons of specialty paper.

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